Exhibit 10.4

COLONIAL FEDERAL SAVINGS BANK

DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of August 1, 2014

As Subsequently Amended and Restated Effective as of July 1, 2021

This amended and restated Deferred Compensation Plan (the “Plan”) is adopted by Colonial Federal Savings Bank (the “Bank”), a bank organized and existing under the laws of the United States of America, with its principal place of business in Quincy, Massachusetts, and Michael E. McFarland (the “Executive”).

RECITALS:

WHEREAS, the Bank and the Executive previously entered into the Plan effective December 31, 2012; the Plan was amended and restated effective as of August 1, 2014, and the Plan continues to exist for the purpose of providing deferred compensation benefits to the Executive, and

WHEREAS, the purpose of this amendment and restatement is to clarify the Bank’s intent regarding the benefits offered to the Executive and to incorporate best practice standards for the Plan; and

WHEREAS, this Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

WHEREAS, the Bank intends that each and every provision of this Plan shall be administered and operated in accordance with all requirements set forth in U.S. Internal Revenue Code Section (“Section 409A”) and the Treasury Regulations issued thereunder; and

WHEREAS, this amended and restated document does not alter the time or form of any benefits as previously provided or has been elected by the Executive pursuant to previous versions of the Plan.

NOW, THEREFORE, in consideration of the foregoing premises and the benefits continued to be provided hereunder, the Bank and the Executive hereby mutually covenant and agree as follows:

ARTICLE 1

DEFINITIONS

The following Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:

1.1    “Accrued Liability” shall mean the dollar value of the liability accrued and expensed by the Bank under Generally Accepted Accounting Principles (GAAP) for the Bank’s obligation as to the Executive’s Retirement Benefit under this Plan.

1.2    “Affiliate” shall mean any corporation, partnership, joint venture, association, or similar organization or entity, other than the Bank, that is a member of a controlled group of corporations in which the Bank is a member, as defined in Internal Revenue Code Section 414(b) and all other trade or business (whether or not incorporated) under common control of or with the Bank, as defined in Internal Revenue Code Section 414(c).

1.3    “Bank” shall mean Colonial Federal Savings Bank, and its successors and assigns, unless otherwise provided in this Plan, or any other banking corporation which, with the consent of Colonial Federal Savings Bank, or its successors or assigns, assumes the Bank’s obligations under this Plan, or any Affiliate which agrees, with the consent of Colonial Federal Savings Bank, or its successors or assigns, to become a party to the Plan.

1.4    “Beneficiary” or “Beneficiaries” shall mean the person(s), trust(s) or other entity or entities designated by the Executive in accordance with the procedures established by the Plan Administrator, to receive benefits under the Plan after the death of the Executive.

1.5    “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.6    “Board” shall mean the Board of Directors of the Bank; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to it by the Board shall be considered an action of the Board of Directors for the purpose of this Plan.

1.7    “Cause” shall include conduct by the Executive determined by the Bank to be: (a) deliberate dishonesty with respect to the Bank or any subsidiary or Affiliate thereof; (b) conviction of a crime involving moral turpitude; or (c) gross and willful failure to perform a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a two-thirds (2/3) vote of the Board then in office, such vote to set forth in reasonable details the nature of such failure.

1.8    “Change in Control” shall mean: (i) the Bank is converted from a mutual savings bank to an entity which issues stock and is owned by its shareholders; (ii) an acquisition of the Bank by means of a merger or consolidation of the Bank into another entity or a purchase of all or substantially all of its assets, if as a result thereof, a majority of the Board of the successor or acquiring corporation (or other entity) is not comprised of individuals who constituted a majority of the Board of the Bank immediately prior to the merger, consolidation or purchase of assets; or (iii) a completed liquidation or dissolution of the Bank or sale or other disposition of all or substantially all of the assets of the Bank is consummated, other than to individuals or entities who were beneficial owners of the Bank immediately prior to such sale or disposition. Notwithstanding the foregoing, the term “Change in Control” is subject to the definition and provisions contained in Section 409A and Treasury Regulations §§ l.409A3(i)(5)(v), (vi) and (vii).

1.9    “Claimant” shall mean the Executive or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or being denied a benefit to which he or she is entitled hereunder.

1.10    “Code” shall mean the U.S. Internal Revenue Code of 1986 and the Treasury Regulations or other authoritative guidance issued thereunder, as amended from time to time.

1.11    “Disabled” or “Disability” shall mean a condition of the Executive whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. The Executive shall be deemed Disabled if the Social Security Administration has determined him to be totally disabled. Additionally, the Executive will be deemed Disabled if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.12    “Effective Date” of the original Plan shall mean December 31, 2013, and shall mean July 1, 2021, of this amendment and restatement.

1.13    “Election Form” shall mean the form or forms established from time to time by the Plan Administrator (in a paper or electronic format) on which the Executive makes certain designations as required under the terms of this Plan.

1.14    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations and guidance promulgated thereunder.

1.15    “Executive” shall mean Michael E. McFarland, a member of a select group of management or highly compensated employees of the Bank (within the meaning of ERISA).

1.16    “Plan” shall mean this Colonial Federal Savings Bank Deferred Compensation Plan, which shall be evidenced by this instrument and any Election Forms, as may be amended from time to time. For purposes of applying Code Section 409A requirements, the benefit of the Executive under this Plan is a non-account balance plan under Treasury Regulation § l.409A-1(c)(2)(i)(C).

1.17    “Plan Administrator” shall mean the Board or its designee. The Executive may not vote in any Board decision relating solely to his individual benefits under this Plan.

1.18    “Plan Year” shall mean the calendar year.

1.19    “Retirement Age” shall mean the date the Executive attains the age of sixty-five (65).

1.20    “Retirement Benefit” shall mean an annual amount equal to Twenty-Five Thousand and 00/l 00 dollars ($25,000.00).

1.21    “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.

1.22    “Separation from Service” or “Separates from Service” shall mean the Executive has experienced a termination of employment with the Bank. Whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Bank, if that is less than thirty-six (36) months).

1.23    “Specified Employee” shall mean the Executive meeting the definition of a “key employee” as such term is defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (without regard to the Treasury Regulations thereunder and Section 416(i)(5)). However, the Executive is not a Specified Employee unless any stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the “identification date,” the Executive is a Specified Employee for the twelve (12) month period ending on the first day of the fourth month following the identification date. The determination of the Executive as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 4.1.6(i) and the “specified employee” requirements of Section 409A.

1.24    “Treasury Regulation” or “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

1.25    “Vested Retirement Benefit” shall mean the Retirement Benefit multiplied by the vesting schedule described in Article 4 hereof.

1.26    “Year of Service” shall mean each consecutive twelve (12) month period during which the executive is employed on a full-time basis by the Bank, inclusive of any approved leaves of absence, beginning on the Executive’s date of hire.

ARTICLE 2

PAYMENT OF BENEFITS

2.1    Early Retirement Benefit. In the event the Executive Separates from Service (for reasons other than death, Disability, or termination for Cause) prior to attaining her Retirement Age and after attaining the age of sixty-two (62), and prior to the commencement of benefit payments otherwise due under this Plan, provided that the Executive has completed at least ten (10) Years of Service with the Bank, the Bank shall pay to the Executive her Vested Retirement Benefit, calculated as of the date of Separation from Service, over a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. The first installment shall commence on the first day of the month following the Executive’s Separation from Service with subsequent installments being paid on the first day of each month thereafter. Monthly installments shall be determined by dividing the vested Retirement Benefit by 120. NOTE: The Executive may elect to receive a single lump sum payment in lieu of monthly installments. The lump sum benefit shall be equal to the present value of the ten-year payout period described above and calculated using the same actuarial present value discount rate that is used to calculate the Accrued Liability. The lump sum benefit shall be paid on the first day of the month following the Executive’s Separation from Service.

2.2    Normal Retirement Benefit. In the event the Executive Separates from Service (for reasons other than Death, Disability, or termination for Cause) on or after his Retirement Age and prior to the commencement of benefit payments otherwise due under the Plan, the Bank shall pay to the Executive his Retirement Benefit for a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. The first installment shall commence on the first day of the month following the Executive’s Separation from Service with subsequent installments being paid on the first day of each month thereafter. (For example: $25,000 x 10 years; $250,000 aggregate benefit/120 months = $2,083.33 per month) NOTE: The Executive may elect to receive a single lump sum payment in lieu of monthly installments. The lump sum benefit shall be equal to the present value of the ten-year payout period described above and calculated using the same actuarial present value discount rate that is used to calculate the Accrued Liability. The lump sum benefit shall be paid on the first day of the month following the Executive’s Separation from Service.

2.3    Disability Benefit. In the event the Executive Separates from Service due to Disability, prior to the commencement of benefit payments otherwise due under this Plan, and provided that the Executive has completed at least ten (10) Years of Service with the Bank, the Bank shall pay to the Executive his Vested Retirement Benefit, calculated as of the date of Separation from Service, in the same form as elected by the Executive under Section 2.1. Payment shall be made or commence to be paid on the first day of the month following the Executive’s Separation from Service.

2.4    Change in Control Benefit. In the event the Executive involuntarily Separates from Service within twenty-four (24) months following a Change in Control, prior to the commencement of benefit payments otherwise due under this Plan, the Bank shall pay to the Executive his Retirement Benefit for a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. The first installment shall commence within thirty (30) days following the Executive’s Separation from Service with subsequent installments being paid on the first day of each month thereafter. NOTE: The Executive may elect to receive a single lump sum payment in lieu of monthly installments. The lump sum benefit shall be equal to the present value of the ten year payout period described above and calculated using the same actuarial present value discount rate that is used to calculate the Accrued Liability. The lump sum benefit shall be paid on the first day of the month following the Executive’s Separation from Service.

2.5    Death During Active Service. In the event of the Executive’s death while actively employed by the Bank, at any time after the Effective Date but prior to the commencement of benefit payments otherwise due under this Plan, the Bank shall pay to the Executive’s Beneficiary an annual amount of fifty thousand dollars ($50,000) for a period of ten (10) years in equal monthly installments for one hundred twenty (120) months. The first installment shall commence on the first day of the month following the Executive’s death with subsequent installments being paid on the first day of each month thereafter. (For example: $50,000 x 10 years = $500,000 aggregate benefit / 120 months = $4,166.66 per month).

2.6    Death During Distribution of a Benefit. In the event of the Executive’s death after any benefit distributions have commenced under this Plan but before receiving all such distributions, the Bank shall pay the remaining benefits to the Executive’s Beneficiary at the same time and in the same amounts that they would have been paid to the Executive had the Executive survived.

2.7    Elections as to Form of Payment. Within thirty (30) days following the date the Executive becomes eligible to participate in the Plan, the Executive shall elect on an Election Form, the form of payment in the event of his Early Retirement under Section 2.1, his Normal Retirement under Section 2.2, and in the event of a Change in Control under Section 2.4. Such election shall remain unchanged unless the Executive elects to change the form of payment according to the requirements of Section 409A and Section 2.8 below. To the extent that the Executive does not designate the form of payment on the Election Form, or such designation does not comply with the terms of the Plan, the Executive will be deemed to have elected to receive payment in one hundred twenty (120) monthly installments.

2.8    Changes in Form or Timing of Distributions. The Executive may delay the time of payment or change the form of payment as expressly provided under this Section 2.8 and Section 409A (hereinafter, a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:

(a)    the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the election is made;

(b)    if the Subsequent Deferral Election relates to a payment based on Separation from Service or a payment made at a specified time, the election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid;

(c)    if the Subsequent Deferral Election relates to a payment at a specified time, the Executive must make the election not less than twelve (12) months before the date the first amount was scheduled to be paid.

For purposes of applying the Subsequent Deferral Election requirements, installment payments shall be treated as a “single payment.” Any election made pursuant to this Section shall be made on such Election Forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.

2.9    Restrictions on Time of Payment. Solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service under this Article may not commence earlier than six (6) months after the Executive’s Separation from Service if, pursuant to Section 409A, the Executive is considered a Specified Employee. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service.

2.10    Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank (without any direct or indirect election on the part of the Executive), in accordance with the provisions of Treasury Regulation § l.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation § 1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).

2.11    Unsecured General Creditor Status of Executive.

(a)    Payment to the Executive or Beneficiary hereunder shall be made from the Bank’s general assets and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Bank under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Bank and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Bank.

(b)    In the event that the Bank purchases an insurance policy or policies insuring the life of the Executive to allow the Bank to recover or meet the cost of providing benefits, in whole or in part, hereunder, the Executive or Beneficiary shall not have any rights whatsoever in said policy or the proceeds therefrom. The Bank shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, “highly compensated employee,” or “highly compensated individual” as defined in Code Section 101(j) shall be acquired before satisfying the Code Section 101(j) “ Notice and Consent” requirements.

(c)    In the event that the Bank purchases an insurance policy or policies on the life of the Executive as provided for above, then all of such policies shall be subject to the claims of the creditors of the Bank.

(d)    If the Bank chooses to obtain insurance on the life of the Executive in connection with its obligations under this Plan, the Executive shall take such physical examinations and truthfully and completely supply such information as may be required by the Bank or the insurance company designated by the Bank.

2.12    Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship, as it may deem appropriate, prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

2.13    Delays. If the Bank reasonably anticipates that any payment scheduled to be made under this Plan would violate securities laws (or other applicable laws) or jeopardize the ability of the Bank to continue as a going concern if paid as scheduled, then the Bank may defer that payment, provided the Bank treats payments to all similarly situated Executives participating in all aggregated plans on a reasonably consistent basis. In addition, the Bank may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Bank treats payments to all similarly situated Executives participating in all aggregated plans on a reasonably consistent basis. The amounts so accrued in accordance with the terms of the Plan shall be distributed to the Executive or his Beneficiary (in the event of the Executive’s death) at the earliest possible date on which the Bank reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

2.14    Distributions Upon Income Inclusion. Under Section 409A, upon the inclusion of any amount into the Executive’s income as a result of the failure of this Plan to comply with the requirements of Section 409A, to the extent that such tax liability can be covered by the Accrued Liability, a distribution shall be made as soon as is administratively practicable following the discovery of the Plan failure.

ARTICLE 3

VESTING/FORFEITURES

3.1    Vesting. For purposes of calculating the Executive’s Early Retirement Benefit and Disability Benefit under Sections 2.1 and 2.3 respectively, the Executive shall vest in his Retirement Benefit according to the following schedule:

Age at Separation from Service	Percent Vested
Prior to 62	0%
62 but prior to 63	91%
63 but prior to 64	94%
64 but prior to 65	97%
65 or older	100%

3.2    Removal. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Executive is subject to a final removal or prohibition order issued by an appropriate banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

3.3    Termination for Cause. Notwithstanding any provision of this Plan to the contrary, if the Executive’s service is terminated for Cause at any time, the Bank shall not distribute any benefits under this Plan and all benefits herein shall be forfeited.

3.4    Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two (2) years after the Effective Date of this Plan, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage: (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

3.5    Noncompete. Notwithstanding any other provision of this Plan to the contrary, neither the Executive nor his personal representatives nor any Beneficiary shall receive any payment or other benefit whatsoever under this Plan if the Executive engages in, directly or indirectly, Competitive Activity during his employment or within one (1) year following his termination of employment. “Competitive Activity” shall mean:

(a)    Engaging, as an individual, proprietor, partner, stockholder, officer, employee, consultant, joint venture, investor, lender, or in any other capacity whatsoever (except as a holder of less than two percent (2%) of the total outstanding stock of a publicly-held Bank), in any business concurrently being carried out by the Bank anywhere within the Bank’s primary market areas at the time of such activity by the Executive; or

(b)    Recruiting, soliciting, or inducing, or attempting to induce, any employee(s) of the Bank to terminate their employment with, or otherwise cease any relationship with the Bank; or soliciting, diverting, taking away, or attempting to divert or take away, any business of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Bank which were contacted, solicited or served by the Executive or were directly or indirectly under the Executive’s responsibility, while the Executive was employed by the Bank.

If the Executive engages in Competitive Activity as defined above, any remaining supplemental retirement benefits are forfeited.

ARTICLE 4

BENEFICIARY DESIGNATION

4.1    Designation of Beneficiaries.

(a)

The Executive may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Executive’s lifetime.

(b)

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Bank shall pay the benefit payment to the Executive’s spouse, if then living, and if the spouse is not then living to the Executive’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

(c)

The Executive’s designation of a Beneficiary will not be revoked or changed automatically by any future marriage or divorce. Should the Executive wish to change the designated Beneficiary in the event of a future marriage or divorce, the Executive will have to do so by means of filing a new Beneficiary Designation Form with the Plan Administrator.

(d)

If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Bank may distribute the payment to the Executive’s estate without liability for any tax or other consequences, or may take any other action which the Bank deems to be appropriate.

4.2    Information to be Furnished by Executive and Beneficiary; Inability to Locate Executive or Beneficiary. Any communication, statement or notice addressed to the Executive or to a Beneficiary at his or her last post office address as shown on the Bank’s records shall be binding on the Executive or Beneficiary for all purposes of the Plan. The Bank shall not be obliged to search for the Executive or Beneficiary beyond the sending of a registered letter to such last known address.

ARTICLE 5

PLAN ADMINISTRATION

5.1    Plan Administrator Duties. This Plan shall be administered by the Plan Administrator, or such committee or person(s) as the Plan Administrator shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

5.2    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

5.3    Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

5.5    Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator, on all matters relating to the compensation of the Executive, the date and circumstances of the death, Disability or Separation from Service of the Executive, a Change in Control, and such other pertinent information as the Plan Administrator may reasonably require.

5.6    Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Plan.

5.7    Compliance with Section 409A.

(a)    Notwithstanding anything contained herein to the contrary, the interpretation and distribution of the Executive’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.

(b)    The intent of this Section is to ensure that the Executive is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE 6

AMENDMENT AND TERMINATION

6.1    Amendment. This Plan may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Plan to conform with written directives to the Company from its auditors, to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 30l(a)(3), and 401(a)(1), or to conform the Plan to the provisions of Section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of the Executive or a Beneficiary hereunder.

6.2    Plan Termination In General. The Bank reserves the right to terminate the Plan at any time without the consent of the Executive. The benefit payable in the event of a Plan termination shall be the vested Accrued Liability, determined as of the date the Plan is terminated. Except as provided in Section 6.4, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2.

6.3    Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 6.3, any acceleration of the payment of benefits due to Plan termination shall comply with the following subparagraphs, but only as permitted in accordance with Section 409A and Treasury Regulation § l.409A-3(j)(4)(ix). The Bank may distribute the vested Accrued Liability, determined as of the date of the termination of the Plan, to the Executive in a lump sum subject to the terms below.

(a)    Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulation § l.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provide that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

(b)    Upon the Bank’s dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of: (i) the calendar year on which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; or

(c)    Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the Plan.

ARTICLE 7

CLAIMS PROCEDURE

7.1    Claims Procedure. This Article is based on Department of Labor Regulation § 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)    Initiation—Written Claim. The Claimant initiates a claim by submitting a written claim for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to Disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b)    Timing of Plan Administrator Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator’s control. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(c)    Notice of Decision. If the Plan Administrator denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

i.	The specific reasons for the denial;

ii.	A reference to the specific provisions of the Plan on which the denial is based;

iii.	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

iv.	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

v.	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)    Initiation—Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)    Review of a Disability Benefit Claim. If the Claimant’s initial claim is for Disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).

(c)    Additional Submissions—Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(d)    Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for Disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(e)    Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(f)    Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	A reference to the specific provisions of the Plan on which the denial is based;

(iii)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv)	A statement of the Claimant’s right to bring a civil action under ERlSA Section 502(a).

7.3    Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

7.4    Arbitration. Any controversy or claim arising out of or relating to this Plan shall be settled by arbitration in accordance with the rules of the American Arbitration Association; and judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction thereof. The arbitrators in any such controversy shall have no authority or power to modify or alter any express condition or provision of this Plan or to render an award which has the effect of altering or modifying any express condition or provision hereof. The parties hereby submit themselves and consent to the jurisdiction of the Courts of the State of Massachusetts and further consent that any process or notice of motion, or other application of the Court, or any judge thereof, may be served outside the State of Massachusetts by certified mail or by personal service provided that a reasonable time for appearance is allowed.

ARTICLE 8

MISCELLANEOUS

8.1    Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Plan. The benefits represent the mere promise by the Bank to distribute such benefits. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.2    Binding Effect. This Plan shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

8.3    No Guarantee of Employment. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Plan.

8.4    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the Commonwealth of Massachusetts, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).

8.5    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein .

8.6    Nonassignability. Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or any other person, be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If the Executive, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of the Executive, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

8.7    Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by the Plan, the Bank or the Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank. Any alternative acts shall be restricted to actions which do not violate Section 409A.

8.8    Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the Executive’s or Beneficiary’s last known address as shown on the records of the Bank or to the Bank’s principle place of business. The date of such mailing shall be deemed the date of notice consent, or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

8.9    Headings. Article and section headings are inserted for reference and convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.10    Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

8.11    Reorganization. The Bank shall not merge or consolidate into or with another bank or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “ Bank” as used in this Plan shall be deemed to refer to the successor or survivor bank.

8.12    Tax Withholding. The Bank may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation of any governmental authority, whether federal, state, or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amounts otherwise payable to the Executive (or Beneficiary). The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.13    Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties execute this amendment and restatement as of the date first written above:

EXECUTIVE	COLONIAL FEDERAL SAVINGS BANK

/s/ Michael E. McFarland	/s/ Susan J. Shea
Michael E. McFarland	By: Susan J. Shea
Title: Treasurer & COO